Exhibit 99.2

GE to distribute Cardiac Science defibrillators
Exclusive deal estimated to be worth up to $30 million.

By BERNARD J. WOLFSON
The Orange County Register

Cardiac Science Inc. said Monday that the health-care division of General Electric Co. will become the exclusive distributor of its automatic heart defibrillators to hospitals in the United States and Canada - a deal that should help boost the Irvine-based company's revenue as it prepares to merge with Quinton Cardiology Systems Inc. of Bothell, Wash.

The deal builds on a previous agreement, in which Cardiac Science makes defibrillators under the GE brand name for sale abroad.

Defibrillators, which are used in schools, government buildings and other public places - including Disneyland - deliver electric shocks to revive victims of cardiac arrest.

Raymond Cohen, the chief executive of Cardiac Science, spoke with the Register on Monday about the GE deal and the impending merger with Quinton.

Q: How big is this new deal for you? Put a number on it.

A: Previously we had discussed the value of this GE relationship being something like $20 (million)-$30 million to the company over the life of the multiyear agreement. ... Suffice it to say that having the largest medical company in our business marketing these products exclusively in their primary markets, which is the hospitals, certainly is going to add value to Cardiac Science.

Q: What impact does this deal have on your planned merger with Quinton Cardiology?

A: I think it's a very positive move because it helps to let our shareholders know that GE has in fact consented to assign the agreement to the new entity. That was a big concern that was in the market. The second piece is that this will contribute revenue to the new company post- merger, and in the short term, it means we won't have to be putting a separate sales force in place to sell these products directly into these hospitals.

Q: How much of your overall business will GE represent?

A: Maybe it's going to count for 5 to 10 percent. It's not as if this is going to be 30 or 40 percent of our business. Also, the combined entity is expected to have revenue approaching $200 million a year.

Q: Which is about three times your current sales?

A: Exactly right.

Q: So where do things stand with the merger?

A: Currently, we are waiting for the SEC to deem our merger proxy filing "effective." As soon as we get the green light from the SEC, which is anticipated in early July, we will go to the shareholders for the vote. There's typically a four- to five-week process to collect those proxies.

Q: So you expect the deal to close in early August?

A: That's what we're hoping.

Q: My understanding is the new headquarters will be in Washington. Where are you going to be?

A: I will be chairman of the board of the combined entities, and I will maintain my residence in Orange County, because I love O.C., man. We will maintain a reasonable presence here. We have all of our research and development for our defibrillator line in Lake Forest, and sales and marketing will continue to be here.

Q: Cardiac Science is still losing money, as it has for the past several years. Why?

A: In order to achieve break-even we need a certain amount of quarterly revenue to get there. At the end of the day, we feel the company can get to profitability sooner by doing this merger than it would as a standalone company.

Q: Namely, instantaneously?

A: That's what's being anticipated, yes.